UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

September 23, 2008

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The information contained in subparagraphs (c) and (d) below is incorporated herein by reference.

(c) As previously announced, on September 2, 2008, a group controlled by Paul F. Kennedy and Patrice Debregeas purchased from Teva Pharmaceutical Industries Limited (“Teva”) all of the approximately 72% of the outstanding shares of common stock of IVAX Diagnostics, Inc. (the “Company”) owned by Teva, indirectly through its wholly owned IVAX Corporation subsidiary, for an aggregate purchase price of $14 million, or $0.70 per share.

On September 23, 2008, Paul F. Kennedy was appointed Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and Patrice Debregeas was appointed Vice Chairman of the Board of Directors of the Company, in each case effective immediately.

Mr. Kennedy, age 63, has more than 30 years of senior executive experience in the life sciences industry. Most recently, Mr. Kennedy served as President of International Operations of Cozart plc, a medical diagnostics company specializing in drugs-of-abuse testing in the U.K. and Europe (“Cozart”), from 2004 through 2007, and as Executive Director of Cozart from 2005 through 2007. Prior to joining Cozart, Mr. Kennedy worked as an independent consultant primarily in merger and acquisition activity in the healthcare industry from 1999 through 2004. In addition, from 1979 through 1994, Mr. Kennedy served as Chief Executive Officer and President of Novo Nordisk France, a French subsidiary of the world’s leading pharmaceutical company in the insulin market.

Mr. Debregeas, age 65, has served as President of Debregeas & Associes Pharma SAS, a company specializing in drug development located in Paris, France, since 2006. From 1977 through 2005, Mr. Debregeas served as Chief Executive Officer and President of Ethypharm SA, a company co-founded by Mr. Debregeas which is a leader in the field of drug delivery in Europe.

While Messrs. Kennedy and Debregeas did not enter into employment agreements with the Company at the time of their respective appointments, the material terms of their compensation are described in subparagraph (e) below and are incorporated herein by reference.

Kevin Clark, Chief Operating Officer of the Company who also served as acting Chief Executive Officer of the Company since January 2008, will remain with the Company in his capacity as Chief Operating Officer as well as Chief Operating Officer of ImmunoVision, Inc., the Company’s subsidiary located in Arkansas.

(d) The information contained in subparagraph (c) above is incorporated herein by reference. In addition to the appointments of Messrs. Kennedy and Debregeas, on September 23, 2008, Laurent Le Portz was appointed to the Board of Directors and to the Audit and Compensation Committees of the Company, effective immediately. Messrs. Kennedy, Debregeas and Le Portz filled the vacancies on the Board of Directors created by the resignations of Dr. Itzhak Krinsky, Richard Egosi and Mark Durand from the Board of Directors, which resignations had been previously disclosed in connection with Teva’s sale of all of the shares of the Company owned by it.

In connection with his appointment to the Board of Directors and to the Audit and Compensation Committees of the Company, in accordance with the Company’s current director compensation practices, Mr. Le Portz was awarded an aggregate annual cash retainer of $32,500 and was granted options under the Company’s 1999 Performance Equity Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.65 per share, which equaled the closing price of a share of the Company’s common stock on the American Stock Exchange on September 23, 2008.

On September 23, 2008, Jose Valdes-Fauli, Fernando Fernandez and Glenn Halpryn provided written notice to the Company of their intention to resign from the Board of Directors and the Audit and Compensation Committees of the Company, effective October 10, 2008.

(e) Mr. Kennedy will be paid an aggregate initial annual base salary of $400,000 for his services as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. Mr. Debregeas will be paid an initial annual base salary of $100,000 for his service as Vice Chairman of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: September 25, 2008